EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, Amendment No. 1, for the registration of 5,950,171 shares of common stock, of our report dated April 10, 2006, with respect to the consolidated financial statements of Patient Safety Technologies, Inc. (formerly known as Franklin Capital Corporation) included in its Annual Report (Form 10-K) for the years ended December 31, 2005 and 2004 filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
December 19, 2007